Exhibit 10.5

SURGALIGN HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

1.Award of Restricted Stock Units.  SURGALIGN HOLDINGS, INC., a Delaware corporation (the “Company”) hereby grants, as of [●] (the “Date of Grant”), to [●] (the “Recipient”), [●] Restricted Stock Units (collectively the “Restricted Stock Units”).  The Restricted Stock Units shall be subject to the terms, provisions and restrictions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and the Surgalign Holdings, Inc. 2021 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes.  As a condition to entering into this Agreement, the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.Vesting of Restricted Stock Units.

(a)General Vesting.  The Restricted Stock Units shall become vested in the following amounts, at the following times and upon the following conditions, provided that the Continuous Service of the Recipient continues through and on the applicable Vesting Date:

Number of Restricted Stock Units	Vesting Date
[one-third number of shares]	[one year anniv.]
[one-eighth of remaining shares]	[15 month anniv.]
[one-eighth of remaining shares]	[18 month anniv.]
[one-eighth of remaining shares]	[21 month anniv.]
[one-eighth of remaining shares]	[24 month anniv.]
[one-eighth of remaining shares]	[27 month anniv.]
[one-eighth of remaining shares]	[30 month anniv.]
[one-eighth of remaining shares]	[33 month anniv.]
[one-eighth of remaining shares]	[36 month anniv.]

Except as otherwise provided in Sections 2(b), 2(c) and 4 hereof, there shall be no proportionate or partial vesting of Restricted Stock Units in or during the months, days or periods prior to each Vesting Date, and all vesting of Restricted Stock Units shall occur only on the applicable Vesting Date.

(b)Acceleration of Vesting Upon Change in Control.

(i)Except as provided in clause (ii), below, in the event that a Change in Control of the Company occurs during the Recipient’s Continuous Service, the Restricted Stock Units subject to this Agreement shall become immediately vested as of the date of the Change in Control.

(ii)Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes another award for this Restricted Stock Unit award, then the vesting of the Restricted Stock Units shall not be accelerated as described in clause (i).  For purposes of this paragraph, the Restricted Stock Unit shall be considered assumed or substituted for if following the Change in Control the award substituting the Restricted Stock Unit confers the right to receive, for each Share subject to the Restricted Stock Unit award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Restricted Stock Unit immediately prior to the Change in Control, either cash or, if different, the consideration (whether stock or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the vesting of the Restricted Stock Unit shall be solely common stock of the successor company or its parent or subsidiary substantially equal to the fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(iii)Notwithstanding clause (ii), above, if the Recipient’s Continuous Service ceases during the 24-month period following a Change in Control due to a termination by the Company or a Related Entity for a reason other than Cause, then any unvested Restricted Stock units shall become fully vested as of the date of such cessation of Continuous Service.

(c)Acceleration of Vesting at Company Discretion.  Notwithstanding any other term or provision of this Agreement, the Board or the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Recipient and of the Company, to accelerate the vesting of any Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Board or the Committee shall deem advisable.

(d)Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) “Non-Vested Units” means any portion of the Restricted Stock Units subject to this Agreement that has not become vested pursuant to this Section 2.

(ii) “Vested Units” means any portion of the Restricted Stock Units subject to this Agreement that is and has become vested pursuant to this Section 2.

3.Settlement of Restricted Stock Units.  Subject to Section 7 hereof, promptly, but not more than 60 days, following the Vesting Date specified in Section 2 hereof, the Company shall pay to the Recipient, in settlement of the vested Restricted Stock Units, a number of shares of the Company’s common stock equal to the number of Restricted Stock Units vesting on such Vesting Date. If the Recipient is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for the settlement of the Restricted Stock Units upon the Recipient’s “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Recipient’s separation from service and (b) the Recipient’s death.

4.Forfeiture of Non-Vested Units.  If the Recipient’s Continuous Service with the Company and the Related Entities is terminated for any reason, Restricted Stock Units that are not Vested Units, and that do not become Vested Units pursuant to Section 2 hereof as a result of such termination, shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the Recipient.  If the Recipient breaches any restrictive covenant applicable to the Recipient through a Company policy, plan, or agreement between the Recipient and Company, all Non-Vested Units (and upon written demand by the Company, in its sole and absolute discretion, any Vested Units) shall be forfeited immediately upon such breach and revert or be transferred by the Recipient back to the Company without any payment to the Recipient.  The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested Units pursuant to this Section 4.

5.Rights with Respect to Restricted Stock Units.

(a)General.  Except as otherwise provided in this Agreement, the Recipient shall not have, with respect to all of the Restricted Stock Units, whether Vested Units or Non-Vested Units, any of the rights of a holder of shares of common stock of the Company, including without limitation (i) any voting rights, (ii) any right to dividend paid with respect to the shares of common stock underlying the Restricted Stock Units, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split‑up, stock dividend or recapitalization undertaken by the Company.

(b)Dividend Equivalents. If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of common stock underlying the Restricted Stock Units, then, on the payment date of the dividend, the Recipient shall be credited with dividend equivalents in an amount equal to the dividends that would have been paid to the Recipient if one share of the Company’s common stock had been issued on the Date of Grant for each Restricted Stock Unit granted to the Recipient as set forth in this Agreement. Dividend equivalents shall be withheld by the Company for the Recipient and interest may be credited on the dividend equivalents withheld at a rate and subject to such terms as determined by the Committee.  Dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid in cash on the same date that the Restricted Stock Units to which they are attributable are settled and paid in accordance with Section 3 of this Agreement.

(c)Adjustments to Restricted Stock Units. If at any time while this Agreement is in effect (or Restricted Stock Units granted hereunder shall be or remain unvested while Recipient’s Continuous Service continues and has not yet terminated or ceased for any reason), there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of shares of Restricted Stock Units then subject to this Agreement.  If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(d)No Restrictions on Certain Transactions.  Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock Units awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Stock Units and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Stock Units includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6.Transferability.  Unless otherwise determined by the Committee, the Restricted Stock Units are not transferable otherwise than by will or under the applicable laws of descent and distribution.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any Restricted Stock Units prior to the date on which the shares become Vested Units shall be void ab initio.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7.Tax Matters.

(a)In General.  The Recipient shall, upon the settlement date, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock Units (including without limitation the vesting thereof), and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any amounts that otherwise would be distributed to the Recipient under this Agreement) otherwise due to Recipient any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock Units, in accordance with Section 7(d).

(b)Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Recipient on account of non-compliance with Section 409A of the Code.

(c)Recipient’s Responsibilities for Tax Consequences.  All tax consequences on the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock Units (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding, and payment (or tax liability) obligations.  Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is an remains the Recipient’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the Restricted Stock Units, and (ii) does not commit to restructure the Restricted Stock Units to reduce or eliminate the Recipient’s liability for Tax-Related Items.

(d)Withholding Taxes.  As a condition precedent to the delivery of Shares, (i) the Recipient shall pay to the Company such amount as the Company (or an affiliate) determines is required, under all applicable federal, state, local, foreign or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to the shares of Restricted Stock or (ii) the Company or an affiliate shall deduct any Required Tax Payments from any amount then or thereafter payable by the Company or an affiliate to the Recipient, which may include the withholding or tendering by the Recipient of whole Shares that would otherwise be delivered to the Recipient having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case as elected by the Recipient in accordance with such terms, conditions and procedures that may be prescribed by the Company.  Shares withheld or tendered to the Company may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Recipient’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, as determined by the Company, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a Share would be required to satisfy the maximum individual statutory rate in the Recipient’s jurisdiction, then the number of Shares to be withheld or tendered may be rounded up to the next nearest whole Share.  No Share shall be delivered until the Required Tax Payments have been satisfied in full.

8.Amendment, Modification & Assignment; Non-Transferability.  This Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.Miscellaneous.

(a)No Right to (Continued) Employment or Service.  This Agreement and the grant of Restricted Stock Units hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)Compliance with Law. This Agreement shall be subject to compliance by the Company and the Recipient with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of common stock may be listed.

(d)Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock Units hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(e)No Trust or Fund Created.  Neither this Agreement nor the grant of Restricted Stock Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f)Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(g)Interpretation.  The Recipient accepts the Restricted Stock Units subject to all of the terms, provisions and restrictions of this Agreement and the Plan.  The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

(h)Headings.  Section, paragraph, and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(i)Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 520 Lake Cook Road, Suite 315, Deerfield, IL  60615, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(j)Non-Waiver of Breach.  The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)No Impact on Other Benefits.  The value of the Recipient’s Restricted Stock Units is not part of the Recipient’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(l)Acceptance.  The Recipient hereby acknowledges receipt of a copy of the Plan.  The Recipient has read and understands the terms and provisions thereof and of this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.  The Recipient acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock Units and that the Recipient had been advised to consult a tax advisor prior to such grant, vesting, or disposition.

(m)Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ____ day of _____________________, 20___.

COMPANY:
SURGALIGN HOLDINGS, INC.

By:
Name:
Title:

Agreed and Accepted:

RECIPIENT:

By: ______________________________________